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                                                                    Exhibit 21.0

                         SUBSIDIARIES OF THE REGISTRANT

     Bell Federal Savings and Loan Association of Bellevue, a federally-chartered savings association, is a wholly-owned subsidiary of First Bell Bancorp, Inc.

     1891 Associates, Inc., a Delaware corporation, is a wholly-owned subsidiary of Bell Federal Savings and Loan Association of Bellevue.